FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
October 28, 1999                             Vice President-Investor Relations
                                             214/978-2691

                    HALLIBURTON 1999 FOURTH QUARTER DIVIDEND

                  DALLAS, Texas -- Halliburton Company (NYSE:HAL) announced today that its board of directors has declared a 1999 fourth quarter cash dividend of 12.5 cents a share on the company's common stock, payable December 22, 1999 to shareholders of record at the close of business on December 1, 1999.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.
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